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EXHIBIT 10.18



                                December,27 1994



John W. Pitt
3214 NE 26th
Portland, OR  97212

Dear John:

     This letter sets forth the terms and conditions upon which Industrial Leasing Corporation (the "Employer") agrees to employ John W. Pitt (the "Employee"), effective December 27, 1994. This letter supersedes and replaces all written and verbal agreements previously made or existing between the parties.

1. POSITION AND TERM:

     The Employee will be the Vice President of Finance and Corporate Secretary of the Employer. The Employee will report to an Executive Committee, as established by the Board of Directors of the Employer. Employee's employment shall commence with the effective date, and continue until the earlier of the date of termination by the Employee or the Employer, as hereinafter provided, or until June 15, 1996 (see #6-"Termination").

2. DUTIES AND RESPONSIBILITIES:

     The Employee shall perform duties and have responsibilities prescribed by the Executive Committee of the Board of Directors. These duties may include INTER ALIA (a) conducting the business and affairs of the Employer, including, without limitation, the collection of the Purchase Note in connection with the Agreement of Purchase and Sale of Assets, dated as of December 10, 1992, between ILC Acquisition Corp. and Industrial Leasing Corporation, the timely filing of all SEC reports, the timely filing of all federal and state income and employment taxes, the maintenance of the Employer's books and records, the management of the liquidation and disposition of the remaining assets owned by the Employer, and the investment of liquid assets in accordance with the Employers Investment Policy (b) reporting to and keeping the Executive Committee of the Board of Directors fully appraised including the submission of a monthly reporting package, and the production of certain materials required for regularly scheduled and special meetings of the Board of Directors; (c) carrying out such other duties as the Executive Committee may from time to time assign to the Employee.

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John Pitt
December 27, 1994
Page 2


3. EXCLUSIVE SERVICES:

     During the term of employment, the Employer is entitled to the exclusive services of the Employee. The Employee shall not, without the prior written consent of Industrial, either directly or indirectly, engage in any other employment or business activity, or render services to any other person, company or entity.

4. COMPENSATION AND BENEFITS:

     The employee shall receive a salary of $4,400.00 per month, payable in accordance with the usual payroll practices of the Employer. The Employee acknowledges that the Employer shall withhold from all salary all withholding taxes and statutory deductions.

     The Employer will also provide the Employee with medical insurance and other benefits consistent with existing coverage, subject to the availability and cost of such insurance and benefits. The existing policies of the Employer expire on December 31, 1995.

     The Employee is entitled to 18 days of paid annual vacation, in addition to statutory holidays. Vacation time will accrue to the Employee at a rate of 1.5 days for each full month of service. As of the date of this agreement, the Employee has 3.75 days of accrued but unused vacation.

5. EXPENSES:

     The Employer shall pay or reimburse the Employee for all travel and out of pocket expenses reasonably incurred by the Employee in the performance of his duties, subject to receipt of such supporting documentation as the Employer may reasonably require.


6. TERMINATION:

     The Employee's employment may be terminated at any time by the Employer, without prior notice and without any further obligation to the Employee, for just cause or willful misconduct. In any other event, The Employee's employment may be terminated by the Employer upon the provision of sixty days (60) written notice by the Employer to the Employee.

     The Employee's employment may be terminated by the Employee upon provision of sixty days (60) written notice by the Employee to the Employer.

     Provided that (1) the Employer has not terminated the Employee's employment for just cause or willful misconduct, or that (2) the Employee has not terminated his


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John Pitt
December 27, 1994
Page 3


employment, the Employer will pay the Employee a severance payment of $10,000 on the effective date of the Employee's termination.

7. AMENDMENTS:

     This agreement may not be modified or amended in whole or in part except by written instrument signed by both the Employer and the Employee.

8. APPLICABLE LAW:

     This agreement shall be governed by and construed in accordance with the laws of the State or Oregon.

9. ENTIRE AGREEMENT:

     This letter constitutes the entire agreement between the parties with reference to the employment of the employment of the Employee by the Employer. There are no promises, representations, collateral agreements or understandings between the parties in connection with such subject matter except as specifically set forth in this agreement.


10. INTERPRETATION:

     In the event that any provision of this agreement shall be deemed void and invalid by a court of competent jurisdiction, the remaining provisions shall be and remain in full force and effect.

11. ACKNOWLEDGMENT:

     The Employee acknowledges that: he has had sufficient time to thoroughly consider this agreement; that he has read and understands its terms; and that he has entered into this agreement voluntarily and without any pressure.

     Please confirm your acceptance of this offer of employment by signing and returning the attached duplicate copy.

                         Very truly yours,

                         Industrial Leasing Corporation


                         ------------------
                         John J. Estok
                         President


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John Pitt
December 27, 1994
Page 4


Accepted this____day of_________


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John W. Pitt